Exhibit 99.5

Coincheck, Inc.

E-Space Tower 10F

3-6 Maruyama-cho

Shibuya-ku, Tokyo, 150-0044

Japan

April 19, 2024

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Coincheck Group B.V.
Confidential Submission of the Amendment No. 5 to the Draft Registration Statement on Form F-4
CIK No. 0001913847
Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Coincheck, Inc., a joint stock corporation incorporated with limited liability under the law of Japan (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s confidential submission on the date hereof of Amendment No. 5 to the Company’s above-referenced draft registration statement on Form F-4 (the “Draft Registration Statement”) relating to the business combination transaction (the “Business Combination”) pursuant to which Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), and the Company, will each become wholly-owned subsidiaries of Coincheck Group B.V. (“Coincheck Group”), a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), as contemplated by the Business Combination Agreement, dated as of March 22, 2022 (the “Business Combination Agreement”), by and among the Company, Coincheck Group, Thunder Bridge and certain other parties.

The Company has included in the Draft Registration Statement its audited consolidated financial statements, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by IASB, as of and for the years ended March 31, 2023, 2022 and 2021 and unaudited condensed consolidated interim financial statements as of September 30, 2023 and for each of the six months ended September 30, 2023 and 2022.

The Company respectfully requests waiver from the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1. The Company is not required to comply with the 12-month requirement in any other jurisdiction outside the United States.

2. Complying with the 12-month requirement is impracticable and involves undue hardship for the Company.

3. The Company does not anticipate that its audited financial statements for the year ended March 31, 2024 will be available until July 2024.

4. In no event will the Company seek effectiveness of its registration statement on Form F-4 if its audited financial statements are older than 15 months at the time of the Company’s completion of the Business Combination.

Very truly yours,

Coincheck, Inc.

/s/ Keigo Takegahara
Name:	Keigo Takegahara
Title:	Chief Financial Officer